EXHIBIT 5(a)



                                   Contact:
                                   Electronic Retailing Systems
                                      International, Inc.
                                   George B. Weathersby
                                   President
                                   (203) 761-7900

For Immediate Release

        ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
             ANNOUNCES APPOINTMENT OF NEW PRESIDENT

     Wilton, Ct. - February 7, 1997 - Electronic Retailing Systems International ("ERS") (NASDAQ:ERSI) announced the appointment of Dr. George Weathersby as President. Dr. Weathersby, 52, brings to ERS substantial experience in the professional management of technology companies. A member of the ERS Board since 1996, Dr. Weathersby also chairs its Executive Committee.

     He has served as President of Cambridge Parallel Processing, a producer of high performance computer systems, Ontario Corporation, a provider of commercial software and aviation services and Advanced Retail Marketing, a provider of merchandising technology to the supermarket industry. Trained in engineering and business administration, Dr. Weathersby received Masters Degrees in Engineering and Business Administration from the University of California at Berkeley and a Ph.D. Degree from Harvard University, where he served as Professor of Management.

     Bruce Failing, Jr., a founder of the company who has served as its President since its inception in 1990, continues to serve the company and has assumed the title of Vice Chairman of the Board and CEO. Mr. Failing said, "We are delighted that Dr. Weathersby has agreed to expand his services to ERS by accepting the role of President. With the next generation ERS wireless system available and the completion of our recent $100,000,000 funding, ERS has completed its entrepreneurial development phase. Dr. Weathersby is particularly well qualified to provide professional management for the future growth of ERS in the estimated multi-billion dollar retailing market for productivity enhancing, in-store automation systems."

     ERS is a leading developer and supplier of electronic shelf label systems. The ERS system is designed to provide accurate pricing by linking the store's central computer both to its checkout scanner and to the ERS electronic liquid crystal display shelf labels at the shelf edge. The ERS system allows for pricing information to be automatically changed on the electronic shelf labels when prices in the point-of-sale systems are changed. This system eliminates the need for paper price labels, which require labor-intensive servicing and do not provide the high level of pricing accuracy achieved by electronic shelf label systems. The ERS system also includes patented software applications that enable

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the retailer to communicate additional product information to and from the aisle to secure additional merchandising, space management, and inventory management benefits.

     ERS's common stock is traded on the NASDAQ National Market
System under the symbol "ERSI".